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This filing consists of a transcript of a conference call held with the Company’s North American sales organization regarding the proposed acquisition. The transcript was prepared on a rush basis by a third party service and may not accurately reflect all of the statements made on the conference call.

NETIQ

Moderator: Chuck Boesenberg

April 27, 2006

1:00 pm CT

Operator:	Good afternoon. My name is (Carol) and I will be your Conference Operator today. At this time I would like to welcome everyone to the NetIQ Update Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session.

If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Marc Andrews, you may begin.

Marc Andrews:	Thank you (Carol). Good afternoon everybody. Welcome to the update call. We’re here to discuss the announcement of this morning of the definitive agreement that has been signed whereby AttachmateWRQ will acquire NetIQ. We expect to complete the transaction in 90 days.

And here on the call with me is Chuck Boesenberg who you all know, Jeff Hawn, who’s the Chairman, CEO and President of AttachmateWRQ and (Logan Ray), who’s the Senior Vice President of Acquisitions for AttachmateWRQ.

Let me start by saying this is a very, very exciting time for us at NetIQ and more specifically for our sales organizations as Jeff and Chuck will articulate what the value proposition and the extend and reach we now have and the capability we will have on closure of this transaction.

I personally have worked with Jeff Hawn in the past and have a great amount of respect and credibility in the individual of Jeff, a great operational executive. And then (Logan), him and I have worked somewhat over the last number of months.

And some of our employees in Europe have worked with (Logan) in a previous life. So I’m very confident in the management capability and the operational excellence that these two specific individuals bring today to the company.

I’m going to hand it over to Chuck. We will have Q&A at the end. Please feel free to ask any of the difficult or good questions. We’ve already been through a number of site meetings here in the Houston site today as well as we started early this morning with an (Amir) field update call. So we’re pretty prepared for the questions.

So Chuck, can I hand it over to you?

Charles Boesenberg:	Thanks. Let me just highlight what was announced today. I know you’ve read about it. Is - we announced today that AttachmateWRQ is acquiring NetIQ.

Now Attachmate is privately held and their three shoulders are Thoma Cressey, Golden Gate and Francisco Partners, three very, very well-established, very well-capitalized private equity firms. And along with Credit Suisse First Boston providing the loan that was required to buy us it’s really an impressive team of financial giants if you will.

NetIQ shareholders will be paid $12.20 in cash per share at closing. That’s about a $500 million enterprise value, about 14% premium on yesterday.

If you strip out the cash which you do because you don’t get paid a premium on cash it’s about 26% premium. If you go back to where we were last year when we were trading just under ten about this time a year ago it’s about a 24% premium.

We expect the deal to close in 90 days, within about 90 days. In the period between now and then we have to run as independent companies. So we won’t be able to exchange customer lists. We won’t be able to make joint calls. But we’ll start doing the planning so that when we can really hit the ground running when the deal is closed.

NetIQ will be run as an independent business unit at least initially. Marc Andrews, our COO will be the COO for that business unit.

The NetIQ stock on closing will no longer be publicly traded. So in the last two sessions everybody said well how does my - how do my stock options restricted shares work.

Just take the day of closing. Just hypothetically say July 11. Basic - well what happens is your unvested restricted shares vest on that day. And you’ll be paid out at $12.20 a share.

Any of your stock options that are unvested will also be vested immediately on that day. And you’ll be paid out $12.20 minus whatever value it costs - those stock options are priced at.

By the way, in the next couple of weeks we’ll be preparing a proxy statement that will have all the details of the transaction.

You know, when I walked into Houston this morning two people walked up to me and said, “Why is this good for us the employees at NetIQ?” I would take and say number 1 is we have talked and worked hard to become more relevant in the enterprise.

Marc and I have gone on many calls with many of you calling up higher in the enterprise. We’ve worked hard with KBSA to be in that sweet spot where our customers are using our products by giving them the knowledge they need to assure levels of service.

But the same time being a $400 million company we’re twice as big. Together we have 40,000 customers. And when you look at the Global 10000 and you look at Attachmate they have a presence literally in literally all the Global 10000 which is an opportunity for us to move our products into those accounts.

Many of you know Mike Rose is on our Board of Directors. And Mike formerly was the CIO of Shell Oil and before that the CIO of Hewlett Packard.

When the Board was discussing this merger the Board asked him, “Mike, is this real? Will we get leverage from the AttachmateWRQ customer base?”

Mike said, “Absolutely. When you look at the investments in Legacy systems in the heterogeneous world and how the Attachmate products let us extend that investment and extend those capabilities that that will be a great leverage point for our sales force.”

So the combination of being much stronger at twice the size as well as having access to the Attachmate customer base I think are two reasons that you the sales force win greatly. And if you’re developing products or supporting products again I think you win.

You know, the next item is that Attachmate, and Jeff will talk about it, is totally committed to our development centers in Houston, Raleigh, Bangalore and Bellevue. You should rest assured that at - when you’re talking to your customers there’s not big changes coming in our product plan. Matter of fact there’s no overlap in our products.

Attachmate bought us because it expands the product area. And Attachmate bought us because it’s a chance to embrace our KBSA strategy and enhance that.

We are totally committed in the future to the five product areas including (Boyt) as the fifth one. Another area why I think it’s really important especially the field organization, why this is a good deal for them is Marc Andrews, who you know well, will stay on. He’ll be the COO of the new independent business unit within Attachmate called NetIQ.

By the way, Jeff will cover the name of the new company in a moment although I’m sure you’ve already read it.

What I’ll do is I’ll remain as the CEO until the deal closes. At that point I’m going to be working with Marc and Jeff and (Logan) and really focusing on how do we leverage the customer bases between each other, between each company as well as working with our customers and then ultimately retire in January.

I guess I’d sum up is - in addition to these items, we’re no longer a publicly-traded company which will give us a chance to move quicker and act bolder.

I just give the example of this merger. Two equal size companies being privately-held with deep-pocket investors and access to very large sums of capital allowed AttachmateWRQ and Jeff and (Logan) to basically buy a company of equal size. That would have been very, very difficult for us to do in the publicly-traded market.

I want to emphasize what Marc just said in the two meetings that just ended. The Q&As were the best sessions. So I’ll turn it over to Jeff. But start thinking right now about what your questions are.

I’ll introduce Jeff Hawn, the President and CEO and Chairman of the Board of Attachmate WRQ.

Jeff Hawn:	Thanks Chuck. Thanks Marc. Just a few words and we’ll get to your questions. But we could not be more pleased about what this combination can mean. It really is a perfect combination.

And, you know, to speak in personally to add to that, seeing Marc Andrews, others like (Rob Reiner), (Jenny Demaras), (Bruce Hyde), (Mike Steinmets), all people I’ve worked with before, it’s a little bit like reunion week for me. So I’m pleased about that.

Let me tell you a little bit about Attachmate and the history and why this’ll make just a great combination. AttachmateWRG, about a $200 million company based in Seattle.

About half of our 600 employees are in Seattle. The other half are around the world. We’re in all of the major geographies. About half of our revenues come from outside the U.S.

Both Attachmate and WRQ had been in business for over 20 years. We provide access and integration products for Legacy host systems to, you know, the Global 10000.

You hear companies talk about the Fortune 500, the Global 2000. Our customer base really is the Global 10000 from Exxon Mobil at number 1 to probably a mid-size bank somewhere in Italy being number 10,000. That’s our customer base.

And the genesis of this is we’ve got that outstanding customer base. And it, you know, talked to Chuck about this in the past. He asked me one time what we spent in terms of awareness, new customer acquisition campaigns and the like. I said it’s real simple, zero.

And the reason is we’ve got the customers that we need. What we didn’t have was enough in the way of products and people to get everything that they’d like to buy from us. So we’ve got the great customer base. We’ve got very good access and integration products.

What the customers were telling us is you provide me that ability to extend my enterprise, for lack of a better term, for access. I want you to do it in a way that is manageable and secure. And hence the fact that NetIQ brings those capabilities to us just makes this a perfect combination.

So our challenge has been to increase the penetration at customer base. This transaction does that. For those of you that are carrying a bag this also means that there are now, you know, grand total 40,000 customers around the globe including that Global 10000 who once we close are customers of ours.

And I’ve always felt like it’s easier to get that additional product into an existing customer than it is to get a new customer to buy that first product. So I think that’s good news from your standpoint. This is a great customer list that we are handing you.

The other aspect of this is I think as we got to know one another over the course of putting this deal together. And like many of your sales cycles it took too long or it took longer than it needed to. And there were a number of times where it stopped and started and restart - stopped again. But ultimately we got it done. And now we’re focused on getting it closed.

But I think that there’s the complimentary aspects of our products with yours. There’s the complimentary aspects of the big, broad customer base. There’s some common aspects that we both share. We both focus on putting the customer first, to really take a customer-centric approach to everything we do.

So every time you hear me talk — and I just came from our sales conference in Las Vegas; I had all 200 of our sales people and the other field operations people together — we focus on three things: high quality products, getting the right product out with the right level of quality the first time on time. And, you know, when you’re selling that - it’s certainly easier to sell well when you’ve got both the high quality products and, you know, the reputation for quality.

So high quality products, terrific service and support and we also pride ourselves on being easy to do business with. So the products, the support, being easy to do business with, those are our three overriding factors - we - or objectives. We always feel like if we get those three things right with the customer everything else will take care of itself.

So you’ll hear me talk a lot about that. I think that’s something that we can all get behind. And it’s remarkably similar to I know what I’ve heard Marc and Chuck talk about now for too many months.

So the last couple of points I’ll make and then we’ll take some questions is together we’re a company, it’s $400 million of revenue, you know, over 1000 employees, global presence around the world. There is no issue at all any longer for any of us about well, are we too small to compete in, you know, a land of giant competitors.

So the financial strengths, the global reach, the customer base, it just - it’s arming you now with just a much stronger position than what either of us had before.

On that point as well, you know, the way the deal was structured and the way the Lawyers write everything up, AttachmateWRQ acquired NetIQ. What you’re going to hear me talk about is the combination of AttachmateWRQ and NetIQ. And the new company name will be upon closing AttachmateNetIQ.

And it really is a combination. And it - the complimentary aspects of this are quite compelling.

The last two points, once we get the deal closed, there’ll be some integration planning between now and then but our first - yeah our first objective is taking the Hippocratic oath and first do no harm. So sales plans, everything stays as is until we find, you know, reasons and opportunities to look for ways to do things better.

But the primary objective is that each company has very successful standalone operations. We’re going to keep those operations running as is on a standalone basis. So again, first do no harm. Don’t - we’re not going to break what’s working.

The things that we - and then once we have the success on a standalone basis, secondarily we’ll be looking for ways to exploit the joint strengths of the two companies. But again the primary message I want you to hear is we want to continue to operate as you’ve been operating both before and after closing.

Marc and (Logan) will be focusing on that and our success. And I look forward to working with you.

My last point is until it closes it’s business as usual. I know this is the fiscal fourth quarter. It’s usually quite a good quarter. And I’m sure that Marc and Chuck will be focused on ensuring that that comes home as need be.

So what you’ll be hearing from me between now and closing, not much. Marc and Chuck are still running the company. We’re still separate companies. And I wish you every success in making your Q4 forecasts. And with that why don’t I turn it back to Chuck and Marc?

Charles Boesenberg:	Thank you Jeff. Operator, would you please open up the call for questions?

Operator:	Sure. At this time I would like to remind everyone if you would like to ask a question simply press star followed by the number 1 from your telephone keypad. Again that’s star 1 to ask a question.

We’ll pause for just a moment to compile the Q&A roster. Again that’s star 1 to ask a question.

Your first question comes from the line of (Mark Jones).

(Mark Jones):	Hello. This is the Bellevue office and I think the overriding thinking here is about the change in our commute pattern. So I guess the big question for us is can we work from home.

Jeff Hawn:	Well, we’ll let each of the Managers figure that out. But yeah that, you know, just to be candid for Bellevue we got our location in Seattle.

And like every other location around the world we’ll be looking for what makes sense from a economic standpoint, what makes sense in terms of being able to best serve the customer. And we do take into account employee commute patterns.

Like a good Seattle company you will see that the philosophy is one of being accommodating to - we got people that live on the islands. We’ve got people that come to work by bike and by - we actually have two that kayak across Lake Union.

So we’ll be accommodating on that. You know? All the Managers will. But yeah, if you look at Bellevue and you look at Seattle it probably makes sense to bring that together in a single location.

(Mark Jones):	Yeah. I think - I mean I was just being facetious. I think that’s fine with us. So what kind of timeframe would we be looking at for that?

Jeff Hawn:	We’re not putting any timeframe on anything right now other than to say that there’ll be integration planning ongoing. And once we get closed we’ll take a look at, you know, all the locations around the world, what makes sense from, you know, what the current lease arrangement is, those types of things so…

(Mark Jones):	Okay.

Jeff Hawn:	I’m not going to give you a timeframe right now.

(Mark Jones):	Okay.

Operator:	Again if you would like to ask a question or if you have a comment simply press star followed by the number 1. Your next question comes from the line of (Steve Bagnault).

(Steve Bagnault):	Hi. Can you comment a little bit about the services organizations and philosophy maybe that Attachmate has and what you might know about the services organization that might (unintelligible) for NetIQ?

Jeff Hawn:	Sure. Attachmate we do have a services organization. It is primarily wrapped around our integration business line and also around our PC lifecycle management line, an asset management company that we purchased recently.

The philosophy there is one that - where we have the opportunities to put people onsite and really, you know, under long-term projects, onsite projects. We pursue that. We think that’s good. It gives us good intelligence into staying current with our largest customers, point number 1.

Point number 2, a lot of that integration work is project-based. Coming over to the NetIQ services arm as I look at the product opportunities and the deployment opportunities that I think we have in the customer base where we can get your products in, we’re very excited about the services capabilities that you bring.

Man:	(Unintelligible).

Operator:	Again to ask a question simply press star followed by the number 1 from your telephone keypad. We have a follow-up question from the line of (Mark Jones).

(Mark Jones):	Actually we had a few different questions and maybe it’d be most efficient just to rattle them off.

One thing that we were sort of discussing on mute was whether there’ll be any changes to the July sales conference that we should be sensitive to. Number 2 is curiosity about the sales model.

Since the merger with Attachmate and WRQ are you primarily field, you know, field outreach? And then the third one is average deal size.

Marc Andrews:	I’ll take a fair turn, (Mark). It’s Marc Andrews. There’s no change to the sales conference or NetIQ University both in India and in North America. So that’s business as usual plan.

In fact if you - if we had the dates where it got well it’ll just be post-close. And that’ll be a time where we can really just fly the flags and get everybody by the batting cage and the plan and off we go.

Jeff Hawn:	I’m sorry. Repeat the second two questions.

(Mark Jones):	The second question was about the sales model, primarily internal versus - and direct versus indirect. And then average deal size.

Jeff Hawn:	Sure. Okay. Average deal size is in about the $150,000 range, probably not unlike yours. We have a large number of, you know, very small deals usually a follow on purchases from existing customers.

But, you know, probably the sweet spot for our Account Executives in the field is in that, you know, $100,000 to $150,000 range. That varies a little bit quarter to quarter as you would expect.

In terms of the sales model it is one that is both direct and indirect. We have approximately 200 sales people around the world. We also have a very strong network of partners and resellers around the world.

And if you look at kind of from a demand generation order management standpoint it’s almost all direct. Both we have the Account Executives in the field. We also have Territory Managers who are Seattle-based and work primarily by phone on an outbound basis calling into the accounts. And then we also have our telesales arm that takes the inbound sales.

So that’s the model that we have. And then on the backend with respect to our partners and resellers nearly 100% or almost all of our transactions are fulfilled indirectly. So we use channel partners for fulfillment.

And our main message, you know, to our customers is that we will do business the way they want to do business. So if they like it fulfilled directly we’re capable of doing that.

But as you’d expect with many of our large customers, think of the large telephone companies or the banks or what have you, they like, you know, Software Spectrum or somebody like that to do their fulfillment. And we have good relationships with them.

Operator:	Your next question comes from the line of (Frank Simorja).

(Frank Simorja):	Hi. I just was curious to see, you indicated at - from the NetIQ perspective that we would have obviously exposure into the new organization. But what about the other way around? How and what is happening from the organization from the other products I guess?

Jeff Hawn:	I guess the question is from a field-based standpoint. You know, the good news for you is we’ve got a great customer list to hand you. From the current AttachmateWRQ field force we’ve now got a broader portfolio of products that we did not have before that we can take into that customer base.

And when you marry the two companies together we’ve just doubled in size to 400 million. So as a set the products and the people that come with that that we’re able to, you know, get in front of the customer and be productive this is just such a terrific outcome for all of you on both sides.

Marc Andrews:	I think just if I could extend that Jeff, a little in terms of - as (unintelligible) Jeff and Chuck worked through the integration issues, you know, what I just want the NetIQ sales force to understand is do not assume from, you know, that at close that you’re going to have access to selling the Attachmate products. That may not make sense at all and vice versa.

But more specifically I think the real win for us as a sales force today is in a - on close in instead of spending a huge amount of money trying to acquire new customers from a marketing standpoint to go to market perspective we’ll have a very, very clean list of very happy customers that we can start dialing into. That’s what we want to do.

Operator:	Your next question comes from the line of (Gina Anthony).

(Jeanette Anthony):	Hi. This is (Jeanette Anthony). I am curious as to how you work with service providers.

Jeff Hawn:	We work with them in - both in the U.S. and in Europe. There’s not a lot of service provider work associated with our access line of products. With respect to our integration line there is although one of the things that we’ve prided ourselves on is the simplicity of our product and our product deployment.

So if you think about our integration line it is a much simpler deployment than say a deployment by a (Tidco) or a webMethods that’s kind of more on-host based. As a result for many of those deployments it’s a modest amount of services that we typically will directly fulfill. Or in the case of many customers they’re able to fulfill it using internal resources which is a big selling point for us.

We’ve got that - it’s shortness of sales cycle. As I look across, you know, the opportunities going forward I’m confident that, you know, service providers have a role to play here. And, you know, we’ll be sorting through what that is and what that looks like specifically.

Marc Andrews:	Jeff, maybe a question from me. If - do you guys have a relationship established with (EDS) today?

Jeff Hawn:	We do although it would be what I would say is at the - at more tactical level where they’re able - when they do deployment that require multi-platform access you’ll see us be a tools provider for them.

(Jeanette Anthony):	Is it more on the Legacy side?

Jeff Hawn:	Yes.

(Jeanette Anthony):	Okay. Thanks. That helps me.

Operator:	We have a follow-up question from the line of (Mark Jones).

(Mark Jones):	Well it’s the Bellevue office again. One of the questions that we’ve sort of been discussing here is the experience that we had in the past with WebTrends where we had a big customer base to go after but we discovered that they were different target audiences within those customers for the WebTrends’ products versus the products we sell.

Are we worried that that is a risk here? Or do we think that we have the same target customer to sell to?

Marc Andrews:	Hey (Mark), I think the WebTrends we bowled up (unintelligible). We got teeth marks in someplace that’s probably not polite to say on the telephone from that. But if you think about, you know, in our products and about KBSA a lot of those products are bought by different buyers in the enterprise anyway.

That loosely - falls loosely under the IT operations or letter of operations umbrella. So AttachmateWRQ are selling exactly into that same umbrella.

So, you know, Chuck will describe it as, you know, you’re talking to - selling to somebody a matter of two levels up and consolidate to the level where in WebTrends that really was being sold to the marketing - Chief Marketing Officer, Marketing Director. The business drivers were completely different.

Yes, it’s really part of the IT infrastructure but they weren’t - the IT infrastructure guys were not determining the solutions and how they touched a customer from the web perspective. So I think it’s very different in that regard.

(Mark Jones):	Okay.

Charles Boesenberg:	(Mark), during the diligence process we engaged Mike Rose who’s on our Board of Directors, who’s the CIO of Shell or just retired and before that was CIO of Hewlett Packard. And Mike’s the one that’s been pushing us for two years that you guys need to become more relevant in the enterprise.

And the Board - the rest of the Board members really looked Mike in the eye and said, “Is this a WebTrends or is this a real that you can have access to the Attachmate customer base?”

And Mike, as a CIO of a $60 billion company said, “This is real.” He said, “It’s IT infrastructure.”

IT is very concerned about getting access to, extending, getting value out of their Legacy systems. They’re heterogeneous. And they’re very sticky. And what I mean by that is applications get installed and they just don’t get ripped out.

And he felt very strongly that this would be an opportunity. He wanted to emphasize it is of the exact same decision-maker. But it is within that IT infrastructure area. So this is a lot different than - a whole different area where it didn’t come together until frankly the CEO of the company.

(Mark Jones):	Yeah.

Charles Boesenberg:	And so it’s kind of the opportunity. Jeff will tell you. They don’t spend a lot of money getting new customers. We spent a lot of marketing money trying to get new customers.

Now we’re starting with an unfair advantage by going into an existing customer and wanting to expand in other areas of the customers rather than coming from a whole new one. So I think this is going to be a good opportunity for us.

And I believe if you’re on the product or support side you’re going to see your products become more pervasive. If you’re on the sales side, boy, number 1 question I keep being asked is how can you get me more leads?

(Mark Jones):	Okay.

Marc Andrews:	(Mark), the other way to just look at it as well, we spoke about it in the prime meeting is, you know, if I look at our win ratio as it relates to, you know, how we perform as a sales organization we win more often than not. And that always tells me that we’re not competing enough because it’s unnatural to win as much as we do in the competitive landscape that we have.

So this at least provides us easy - easier access rather than going to spend a ton of money in marketing and new databases and outreach programs and stuff like that. This is a fast path into an existing customer base with a $400 million revenue line and all the backing behind it. So it’s actually knocked over a couple of objections that we may have from time to time.

(Mark Jones):	Okay. Another question that’s kind of unrelated, what is Attachmate’s relationship with Microsoft like?

Jeff Hawn:	We have a good relationship with Microsoft. When you think about our access products, you know, they’re providing access into Legacy platforms from a PC. And, you know, more times than not that PC is Windows-based.

If you look forward to the Vista release we’re working with Microsoft to ensure that we update our products such that it not just tolerates but exploits the full capabilities of this stuff.

And that’s a good event for us as it relates to the customer because when the customer goes out and touches all those desktops — and by the way we’re on 16, that’s one six, million desktops around the world — when a customer goes out and touches those desktops they want to make sure they get everything current to again exploit the new operating system.

So XP, that rollout was a good event for Attachmate and WRQ back at the beginning of this decade. And already the early signs are that Vista will be a good event.

And both we and Microsoft have the same objective. We want to make sure that when that rolls out systems and capabilities like what ours provides don’t break. So we work very well with them.

(Mark Jones):	Okay.

Marc Andrews:	(Mark), just one of the things with the 16 million desktops if you think of our (unintelligible) product which is desktop size, you know, its projection on talking, you know, that’s average five or six bucks a user on 16 million. That’s, you know, that’s a massive amount of opportunity just on that alone.

So, you know, and that’s something that will, you know, will potentially have as one of the target programs just to go and really nail it really quickly.

(Mark Jones):	Yes. And then two last logistical questions have come up. What happens with vacation time? And what happens, you know, is there any consideration of options that are underwater?

Charles Boesenberg:	On the second one there’s nothing you can do on options underwater. And that’s one of the reasons we went to the restricted program last May. I’ll leave vacation up to Jeff.

Jeff Hawn:	All part of integration planning. You got a very attractive program of benefits. And we just went through merger 11 months ago between Attachmate and WRQ. And, you know, we handled it well.

Marc Andrews:	And (Mark), I think from a vacation perspective you can just assume it’s business as usual. If you think of, you know, does your length of service run into the new company, absolutely yes. So I wouldn’t even - that shouldn’t be even a worry for us.

(Mark Jones):	Okay.

Jeff Hawn:	Okay. I think that’s all the questions we can afford from Bellevue. What about somebody else?

Charles Boesenberg:	Thanks guys in Bellevue.

Operator:	Again to ask a question simply press star followed by the number 1 from your telephone keypad.

Jeff Hawn:	Done.

Charles Boesenberg:	Okay. Listen, I want to - was there a question?

Operator:	We do have a question

Charles Boesenberg:	Okay.

Operator:	From the line of (Michael O’Rally).

(Michael O’Rally):	Good afternoon guys, just one quick question. Attachmate’s current comp plan and what are like the average Account Executives making. Is it six figures, seven figure on an annual basis?

Marc Andrews:	Hey (Mike). It’s Marc. You were going to expect the answer from me, right? It depends on how much they sell. I don’t, you know, Jeff spoke earlier in the meeting about, you know, they’re looking at total comp and being very competitive in the market industry.

You know, through the integration we’ll look at plans and what makes sense and what doesn’t make sense. I just don’t want to set the wrong expectation. You know, we’ve got a fairly - we’ve got a generous compensation plan.

Get your number and go after the number. It’s get - it gets really exciting for us. So (Logan), can you answer that?

(Logan Ray):	Yeah. We looked at - obviously during the planning we looked at that. And it’s not - the plans are not substantially different with regard to quota sizes and things like that. So I’m not sure that this would be a worry issue at all.

Charles Boesenberg:	Okay. Let me close by saying I just think this is a great opportunity for the NetIQ employees and the NetIQ sales force. And I want to welcome Jeff and welcome (Logan) to NetIQ.

And then I want to say between now and closing it’s business as usual. It’s the end of the fiscal year. Marc and I have airplanes strapped to our backs and we’re ready to fly out and help you close business, make club and make a lot of money.

Thanks for all your support. Bye.

Operator:	This concludes today’s NetIQ teleconference. You may now disconnect.

END

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.